EX-20.1



                          MEMORANDUM OF UNDERSTANDING

      MEMORANDUM OF UNDERSTANDING dated as of the 1st day of December, 1997 between TREATS CANADA CORPORATION a corporation incorporated under the laws of Canada ("LICENSOR") and EMC GROUP, INC. ("LICENSEE") a Florida Corporation.

CONCURRENTLY with the execution of this Memorandum of Understanding, the LICENSOR and LICENSEE are entering into a TREATS NATIONAL MARKETING AGREEMENT ("National Marketing Agreement') in respect of the establishment of TREATS Stores in the United States. The purpose of this Memorandum of Understanding is to set forth certain clarifications of the National Marketing Agreement.

Accordingly, in consideration of the premises and the mutual covenants set forth herein, the parties hereto agree that notwithstanding anything to the contrary contained in the National Marketing Agreement, so long as the LICENSEE is not in default of any of the provisions of the National Marketing Agreement, the Service Fees to be paid to the LICENSOR by the LICENSEE pursuant to the provisions of Section 11, Sub-Paragraphs A., B., and C., of the National Marketing Agreement will be waived during the first thirty (30) months of the Term of the National Marketing Agreement ("grace period") and if, at any time, during the grace period the Preference Shares owned by the LICENSOR are converted into freely traded common shares of the LICENSEE, then and in such event the grace period will be extended for a further period of twenty-four (24) months immediately following the expiry of the grace period ("extended grace period") and upon expiry of the grace period and/or the extended grace period, as the case may be, all Service Fees shall be due and payable in accordance with the provisions of Section 11, Sub-Paragraph A., B., and C., of the National Marketing Agreement.

   IN WITNESS WHEREOF, the parties hereto have executed this Memorandum of Understanding as of the date set forth above.

                                               TREATS CANADA CORPORATION

/s/ Shirley Adams                              Per:  /s/  Paul J. Gibson
SHIRLEY ADAMS                                  PAUL J. GIBSON,
WITNESS                                        MANAGING DIRECTOR

                                               EMC GROUP, INC.

                                               Per:  /s/  Erhard Sommer
                                               ERHARD SOMMER
                                               PRESIDENT